Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Net Loss for 2009

LOS ANGELES, CA – (BUSINESS WIRE) – June 18, 2010 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a fourth quarter net loss of ($7.5) million, or ($4.43) per diluted share, down $7.9 million, compared to net earnings of $369 thousand, or $0.13 per diluted share, in the fourth quarter of 2008. The decrease in net earnings was primarily due to a $15.3 million increase in the provision for loan losses which was partially offset by a $1.2 million increase in net interest income before provision for loan losses.

For the year ended December 31, 2009, the Company reported a net loss of ($6.5) million or ($4.14) per diluted share, compared to net earnings of $2.3 million or $1.18 per diluted share for the year ended December 31, 2008.

Chief Executive Officer, Paul C. Hudson stated, “In the fourth quarter, we aggressively increased our allowance for loan losses in order to address the effects of high unemployment and depressed real estate values on the credit quality of our loan portfolio.” He went on to say, “Maintaining our net interest margin and improving asset quality will be our primary focus for returning the Company to profitability.”

Fourth Quarter Highlights:

•	Net interest income before provision for loan losses totaled $5.0 million, up $1.2 million, or 33%, compared to the fourth quarter of 2008.

•	Average interest earning assets increased $110.9 million, or 28%, and net interest margin increased by 14 basis points compared to the fourth quarter of 2008.

•

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale, increased from 1.06% at December 31, 2008 to 4.52% at December 31, 2009, with provision for loan losses of $15.7 million for the fourth quarter of 2009 compared to $425 thousand for the fourth quarter of 2008.

•	The Bank was awarded a $591 thousand grant by the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund.

Summary of Operating Results

Net Interest Income

Fourth quarter 2009 net interest income before provision for loan losses was $5.0 million, up $1.2 million, or 33%, from the fourth quarter 2008. The improvement was due to an increase of $110.9 million in average interest-earning assets, combined with an increase in the net interest margin of 14 basis points.

The annualized yield on average interest-earning assets decreased 72 basis points to 5.85% for the fourth quarter of 2009 from 6.57% for the same period a year ago. The decrease was primarily the result of a lower annualized yield on our average loans, which decreased 97 basis points to 6.07% for the fourth quarter of 2009 from 7.04% for the same period in 2008. The decrease in the annualized yield reflected the general decrease in market interest rates in 2009 and a higher level of nonaccrual loans in 2009.

In the fourth quarter of 2009, the annualized cost of average interest-bearing liabilities decreased 93 basis points to 2.02% from 2.95% for fourth quarter 2008. The decrease in deposit and borrowing rates reflected a generally lower interest rate environment in 2009. For the fourth quarter of 2009, the annualized weighted average cost of deposits decreased to 1.66% and the annualized weighted average cost of FHLB borrowings decreased to 3.51%.

For the year 2009, net interest income before provision for loan losses totaled $18.7 million, up $4.4 million, or 30%, from a year ago. The increase in net interest income was attributable to an $85.7 million increase in average interest earning assets and a 24 basis point increase in the net interest margin.

Provision and Allowance for Loan Losses

The provision for loan losses totaled $15.7 million and $19.6 million for the quarter and year ended December 31, 2009, compared to $425 thousand and $1.4 million for the same periods a year ago. The increase was reflective of growth in the loan portfolio, deteriorating asset quality, higher net loan charge-offs and feedback from a recent regulatory examination. Continued weakness in the housing and real estate sectors, high unemployment in our markets and a weak overall economy contributed to an increase in our delinquencies, non-performing loans and net loan charge-offs during the fourth quarter and year ended December 31, 2009.

Net loan charge-offs were $2.3 million and $2.7 million for the quarter and year ended December 31, 2009, compared to net loan recoveries of ($89 thousand) and ($136 thousand) for the quarter and year ended December 31, 2008. The increase in net loan charge-offs was primarily due to declines in collateral values on real estate.

The allowance for loan losses at December 31, 2009 increased to $20.5 million, and represented 4.52% of total gross loans receivable, excluding loans held for sale, compared to an allowance for loan losses of $3.6 million, or 1.06% at December 31, 2008. The increases in the provision and allowance for loan losses during 2009 compared to 2008 reflect the recessionary economic conditions during 2009 and are directionally consistent with current delinquent, non-performing and loan loss trends.

Non-Interest Income

Fourth quarter 2009 non-interest income totaled $778 thousand, up $633 thousand, or 437%, from the fourth quarter a year ago. The primary reason for the increase in non-interest income was $591 thousand of income related to the CDFI grant.

For the year 2009, non-interest income totaled $1.2 million, down $167 thousand, or 12%, from a year ago, primarily due to $474 thousand of higher provision for losses on loans held for sale that were delinquent and $320 thousand of lower net gains on mortgage banking activities, which were partially offset by $591 thousand of income related to the CDFI grant.

Non-Interest Expense

Non-interest expense totaled $2.8 million for the fourth quarter of 2009, down $120 thousand, or 4%, from the fourth quarter 2008. The decrease in non-interest expense was primarily due to decreases in compensation and benefits and professional services, partially offset by an increase in FDIC insurance premiums.

For the year 2009, non-interest expense totaled $11.4 million, up $751 thousand, or 7%, from a year ago. The increase is primarily due to increases in FDIC insurance premium and information services expense. Broadway Federal’s FDIC insurance expense increased by $641 thousand due to an increase in the assessment starting with second quarter 2009 and a special assessment of $222 thousand. Management expects FDIC insurance premiums to remain at elevated levels through at least 2011. Information services expense increased $107 thousand during 2009, primarily reflecting higher core processing and item processing costs with increased transaction volume as loans and deposits grew substantially in 2009.

Income Taxes

Income tax benefit totaled ($5.2) million and ($4.6) million for the fourth quarter and full year 2009 compared to income tax expense of $215 thousand and $1.4 million for the same periods in 2008. The effective tax rates for the quarter and year ended December 31, 2009 were (41.04%) and (41.84%), which compared to 36.82% and 37.94% for the quarter and year ended December 31, 2008.

The Company’s net deferred tax assets totaled $5.0 million at December 31, 2009 compared to $469 thousand of net deferred tax liabilities at December 31, 2008. This change was primarily driven by significant increases in the temporary differences associated with the deductibility of the provision for loan losses, net operating loss carry forward, nonaccrual loan interest and unrealized losses on loans held for sale.

Performance Ratios

The annualized return on average equity for fourth quarter 2009 was (90.31%), compared to 5.24% for fourth quarter 2008. In fourth quarter 2009, the annualized return on average assets was (5.72%), compared to 0.36% for fourth quarter 2008. The annualized returns on average equity and average assets were negatively impacted by the substantial increase in our provision for loan losses for the fourth quarter of 2009 compared to the same period a year ago.

The efficiency ratio for fourth quarter 2009 was 48.16%, compared to 74.19% for fourth quarter 2008. The improvement in our efficiency ratio was primarily due to higher net interest income before provision for loan losses.

Balance Sheet Summary

Assets, Loan Originations, Deposits and Borrowings

At December 31, 2009, assets totaled $521.0 million, up $113.1 million, or 28%, from year-end 2008. During 2009, net loans, including loans held for sale, increased $95.7 million, or 27%, and securities available-for-sale and held-to-maturity increased $4.2 million, or 16%. Other increases in assets were in real estate owned (REO), which increased $2.1 million, prepaid FDIC insurance, which increased $2.3 million and net deferred income tax assets, which increased $5.5 million.

For 2009, loan originations, including purchases, totaled $154.7 million, up $24.1 million, or 18%, from $130.6 million for 2008. Loan repayments, including loan sales, amounted to $37.8 million for the year ended December 31, 2009, down $38.0 million, or 50%, from $75.8 million for 2008. As the economic recession continued in 2009 and competing financial institutions reduced lending, borrowers were less willing or able to refinance or pay off loans financed with Broadway Federal. For the year 2010, management intends to restrain loan growth primarily by suspending the Company’s church lending activities.

Deposits totaled $385.5 million at December 31, 2009, up $95.6 million, or 33%, from year-end 2008. Core deposits (NOW, demand, money market and passbook accounts) increased $2.9 million and certificates of deposit increased $92.7 million, including brokered deposits which increased $20.5 million. Brokered deposits grew from $80.5 million at December 31, 2008 to $101.0 million at December 31, 2009, of which $71.2 million were CDARS. At December 31, 2009, core deposits represented 30% of total deposits compared to 39% at December 31, 2008 and certificates of deposit represented 70% of total deposits at December 31, 2009 compared to 61% at December 31, 2008. Brokered deposits represented 26% of total deposits at December 31, 2009 compared to 28% at December 31, 2008.

At December 31, 2009, borrowings consisted of advances from the FHLB of $91.6 million and junior subordinated debentures of $6.0 million. For 2009, FHLB borrowings increased $17.6 million, or 24%, to $91.6 million at December 31, 2009 from $74.0 million at December 31, 2008, primarily due to strong loan growth funding needs.

Asset Quality

Non-performing assets, consisting of nonaccrual loans (delinquent loans 90 days or more past due and troubled debt restructurings that do not qualify for accrual status) and real estate owned (“REO”) at December 31, 2009 were $37.0 million, or 7% of total assets, compared to $3.5 million, or 1% of total assets, at December 31, 2008. This increase was due to the continued weakness in the housing and real estate sectors, high unemployment and the overall weak economy.

Nonaccrual loans, the most significant component of non-performing assets, increased by $31.4 million to $34.9 million at December 31, 2009. Impaired loans at December 31, 2009, were $49.6 million, compared to $31.6 million at September 30, 2009 and $1.2 million at December 31, 2008. New impaired loans during the quarter included four one-to-four family residential loans totaling $1.8 million, seven commercial real estate loans for $5.5 million and four commercial loans totaling $7.3 million. Also included in impaired loans this quarter were five commercial real estate loans and a one-to-four family residential loan aggregating $7.9 million that were restructured. Specific loss allocations for impaired loans were $5.4 million, or 11% of the aggregate impaired loan amount at December 31, 2009, compared to $2.9 million, or 9%, at September 30, 2009 and $384 thousand, or 32%, at December 31, 2008.

Six loans held for sale totaling $6.7 million, with a specific valuation allowance of $994 thousand, were considered impaired as of December 31, 2009. These same loans were considered impaired at September 30, 2009, with a specific valuation allowance of $877 thousand. This compares to two loans held for sale totaling $1.2 million, with a specific valuation allowance of $260 thousand, which were considered impaired as of December 31, 2008.

Capital

In December 2009, the Company received an additional $6 million of Capital Purchase Program funds invested in Company-issued preferred stock by the U.S. Treasury under the Troubled Asset Relief Program (TARP). At December 31, 2009, the Bank’s Total Risk-Based Capital ratio was 10.19% and its Tangible Capital ratio equaled 6.69%. In March 2010, the Company and Bank were determined to be “in troubled condition” by the OTS and may be required to enter into formal agreements with the OTS that may require the Company and Bank to maintain higher levels of regulatory capital than currently required. Additionally, Bank management has communicated to the Bank’s primary regulator that the Bank intends to keep the Total Risk-based capital ratio above 11%. However, as of December 31, 2009, the Bank’s Total Risk-based capital ratio was 10.19%.

OTS Limitations

In March 2010, based on information obtained during a recent regulatory examination of the Bank, the Company and Bank were determined to be “in troubled condition” and the OTS has imposed limitations on the Company and the Bank. These limitations include the following, among others:

•

The Bank may not increase its total assets during any quarter in excess of an amount equal to the net interest credited on deposit liabilities during the prior quarter without the prior written notice to and receipt of notice of non-objection from the OTS Regional Director.

•	Neither the Company nor the Bank may declare or pay any dividends or make any other capital distributions without the prior written approval of the OTS Regional Director.

•	Neither the Company nor the Bank may make any changes in its directors or senior executive officers without prior notice to and receipt of notice of non-objection from the OTS.

•

The Company and the Bank are subject to limitations on severance and indemnification payments and on entering into or amending employment agreements and compensation arrangements, and on the payment of bonuses to Bank directors and officers.

•

The Company may not incur, issue, renew, repurchase, make payments on or increase any debt or redeem any capital stock without prior notice to and receipt of written notice of non-objection from the OTS Regional Director.

•

The Bank is not permitted to increase the amount of its brokered deposits beyond the amount of interest credited without prior notice to and receipt of notice of non-objection from the OTS Regional Director.

On February 28, 2010, we borrowed an aggregate of $5.0 million under our $5.0 million line of credit with a correspondent bank and all of the proceeds have been invested in the equity capital of the Bank. Borrowings under the line of credit are secured by the Company’s assets and the full amount of this borrowing will mature and become payable on July 31, 2010. Approval of the OTS will be required to renew the line, or to make any repayment of the line or obtain borrowings from other sources for such repayments.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$7,440	$7,476
Securities available for sale, at fair value	14,961	4,222
Securities held to maturity	16,285	22,792
Loans receivable held for sale, net	20,940	24,576
Loans receivable, net of allowance of $20,460 and $3,559	432,640	333,273
Accrued interest receivable	2,419	2,295
Federal Home Loan Bank (FHLB) stock, at cost	4,305	4,098
Office properties and equipment, net	5,363	5,535
Real estate owned	2,072	—
Bank owned life insurance	2,418	2,323
Deferred tax assets	4,986	—
Other assets	7,217	1,344

Total assets	$521,046	$407,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$385,488	$289,917
Federal Home Loan Bank advances	91,600	74,000
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	372	509
Deferred income taxes	—	469
Other liabilities	6,071	4,350

Total liabilities	489,531	375,245

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at December 31, 2009 and December 31, 2008; liquidation preference of $9,000 at December 31, 2009 and December 31, 2008	8,963	8,963
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 6,000 shares of Series E at December 31, 2009 and 0 shares at December 31, 2008; liquidation preference of $6,000 at December 31, 2009 and $0 at December 31, 2008	5,974	—
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at December 31, 2009 and December 31, 2008; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at December 31, 2009 and December 31, 2008	2	2
Preferred stock discount	(1,756)	(702)
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at December 31, 2009 and December 31, 2008; outstanding 1,743,365 shares at December 31, 2009 and 1,742,765 shares at December 31, 2008	20	20
Common stock warrant	—	723
Additional paid-in capital	14,273	12,240
Retained earnings-substantially restricted	7,322	14,878
Accumulated other comprehensive income, net of taxes of $118 and $22 at December 31, 2009 and December 31, 2008	176	32
Treasury stock-at cost, 270,577 shares at December 31, 2009 and 271,177 shares at December 31, 2008	(3,459)	(3,467)

Total stockholders’ equity	31,515	32,689

Total liabilities and stockholders’ equity	$521,046	$407,934

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2009	2008	2009	2008
Interest and fees on loans receivable	$7,108	$6,208	$27,366	$23,744
Interest on mortgage-backed securities	312	314	1,158	1,371
Interest on investment securities	12	13	50	55
Other interest income	(3)	(2)	94	314

Total interest income	7,429	6,533	28,668	25,484

Interest on deposits	1,613	1,975	6,922	7,179
Interest on borrowings	821	794	3,066	3,987

Total interest expense	2,434	2,769	9,988	11,166

Net interest income before provision for loan losses	4,995	3,764	18,680	14,318
Provision for loan losses	15,693	425	19,629	1,372

Net interest income after provision for loan losses	(10,698)	3,339	(949)	12,946

Non-interest income:
Service charges	269	303	1,222	1,190
Net gains on mortgage banking activities	—	69	6	326
Provision for losses on loans held for sale	(117)	(260)	(734)	(260)
Other	626	33	731	136

Total non-interest income	778	145	1,225	1,392

Non-interest expense:
Compensation and benefits	1,586	1,684	6,118	6,092
Occupancy expense, net	337	351	1,393	1,382
Information services	192	177	813	706
Professional services	58	173	630	569
Office services and supplies	137	163	572	599
FDIC insurance	177	77	819	178
Other	293	275	1,036	1,104

Total non-interest expense	2,780	2,900	11,381	10,630

Earnings (loss) before income taxes	(12,700)	584	(11,105)	3,708
Income tax expense (benefit)	(5,212)	215	(4,646)	1,407

Net earnings (loss)	$(7,488)	$369	$(6,459)	$2,301

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(36)	$58	$240	$45
Income tax effect	14	(24)	(96)	(19)

Other comprehensive income (loss), net of tax	(22)	34	144	26

Comprehensive earnings (loss)	$(7,510)	$403	$(6,315)	$2,327

Net earnings (loss)	$(7,488)	$369	$(6,459)	$2,301
Dividends and discount accretion on preferred stock	(234)	(141)	(749)	(224)

Earnings (loss) available to common shareholders	$(7,722)	$228	$(7,208)	$2,077

Earnings (loss) per common share-basic	$(4.43)	$0.13	$(4.14)	$1.18
Earnings (loss) per common share-diluted	$(4.43)	$0.13	$(4.14)	$1.18
Dividends declared per share-common stock	$0.05	$0.05	$0.20	$0.20
Basic weighted average shares outstanding	1,743,365	1,746,915	1,743,127	1,754,843
Diluted weighted average shares outstanding	1,743,365	1,749,975	1,743,127	1,760,945

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2009	2008
Regulatory Capital Ratios:
Core Capital	6.69%	8.24%
Tangible Capital	6.69%	8.24%
Tier 1 Risk-Based Ratio	8.91%	10.50%
Total Risk-Based Capital	10.19%	11.43%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	6.82%	0.67%
Non-performing assets as a percentage of total assets	7.10%	0.85%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	4.52%	1.06%
Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	66.20%	157.62%
Allowance for loan losses as a percentage of non-performing assets	55.31%	102.77%
Net loan charge-offs (recoveries) as a percentage of average loans for year ended December 31	0.64%	(0.04)%
Non-performing assets:
Non-accrual loans
Loans receivable, net	$30,908	$2,258
Loans receivable held for sale	4,013	1,205

Total non-accrual loans	34,921	3,463
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	2,072	—

Total non-performing assets	$36,993	$3,463

	Three Months ended December 31,				Twelve Months ended December 31,
	2009		2008		2009	2008
Performance Ratios:
Return on average assets	(5.72)%	(A)	0.36%	(A)	(1.35)%	0.59%
Return on average equity	(90.31)%	(A)	5.24%	(A)	(19.47)%	9.42%
Average equity to average assets	6.33%		6.88%		6.92%	6.26%
Non-interest expense to average assets	2.12%	(A)	2.83%	(A)	2.37%	2.72%
Efficiency ratio (1)	48.16%		74.19%		57.18%	67.66%
Net interest rate spread (2)	3.83%	(A)	3.63%	(A)	3.91%	3.64%
Net interest rate margin (3)	3.93%	(A)	3.79%	(A)	4.02%	3.78%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2009	2008	2009	2008
Total assets	$521,046	$407,934	$521,046	$407,934
Total gross loans, excluding loans held for sale	$453,100	$336,832	$453,100	$336,832
Total equity	$31,515	$32,689	$31,515	$32,689
Average assets	$523,553	$409,809	$479,632	$390,468
Average loans	$468,360	$352,956	$423,078	$336,619
Average equity	$33,165	$28,184	$33,174	$24,424
Average interest-earning assets	$508,392	$397,507	$464,345	$378,643
Average interest-bearing liabilities	$483,099	$376,022	$441,130	$361,090
Net income	$(7,488)	$369	$(6,459)	$2,301
Total income	$5,773	$3,909	$19,905	$15,710
Non-interest expense	$2,780	$2,900	$11,381	$10,630
Efficiency ratio	48.16%	74.19%	57.18%	67.66%
Non-accrual loans	$34,921	$3,463	$34,921	$3,463
REO, net	$2,072	$—	$2,072	$—
ALLL	$20,460	$3,559	$20,460	$3,559
Allowance for loss on loans held for sale	$994	$260	$994	$260
REO-Allowance	$—	$—	$—	$—
Interest income	$7,429	$6,533	$28,668	$25,484
Interest expense	$2,434	$2,769	$9,988	$11,166
Net interest income	$4,995	$3,764	$18,680	$14,318
Net loans charge-offs (recoveries)	$2,302	$(89)	$2,728	$(136)